Exhibit 99.1

InSite Vision Reports Third Quarter 2014 Financial Results

Alameda, Calif., November 5, 2014 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended September 30, 2014. Revenues for the third quarter of 2014 were $0.4 million compared to $5.3 million for the same period in 2013. In the third quarter of 2013, revenues included an additional $3.7 minimum royalty true-up payment for net sales of AzaSite®. Net loss for the third quarter of 2014 was $3.3 million, or $0.02 per share, compared to net income of $0.6 million, or less than $0.01 per share, in the third quarter of 2013.

“The third quarter was marked by continued regulatory progress for BromSite™ and for DexaSite™. We have maintained our focus on filing two NDAs with the U.S. Food and Drug Administration for marketing approval of these products, and establishing the regulatory pathways toward the approval of both products in Europe.” said Timothy Ruane, InSite’s Chief Executive Officer. “This quarter, we made significant progress toward preparing the NDA for BromSite™ for the treatment of inflammation and prevention of pain following cataract surgery. BromSite will address a significant and growing need for aging populations, and I am pleased that we remain on track to submit the NDA in the first quarter of 2015. In addition, we believe our ongoing conversations with the FDA and our recent meetings with key European regulatory authorities continue to support a regulatory approval path for DexaSite for blepharitis, a difficult-to-treat, chronic inflammation of the eyelid with no currently approved treatment.”

Business Highlights

•	In July 2014, InSite received patent No. 8,778,999 from the United States Patent and Trademark Office (USPTO) for Bromfenac Non-Steroidal Ophthalmic Compositions Formulated in DuraSite. This patent covers all of InSite’s bromfenac product candidates, including BromSite, ISV-101 (bromfenac (0.01% to 0.04%) ophthalmic solution formulated in DuraSite), potential back-of-the eye BromSite indications, and bromfenac and dexamethasone containing products such as BromDex (ISV-504). The patent is expected to provide protection for bromfenac formulations in DuraSite to 2029.

•	InSite is preparing a New Drug Application (NDA) for marketing approval of BromSite (bromfenac 0.075% in DuraSite®) for the treatment of inflammation and prevention of pain after cataract surgery. The company expects to submit the NDA to the U.S. Food and Drug Administration (FDA) during the first quarter of 2015.

•

In July 2014, InSite announced that the FDA agreed that the results of a single Phase 3 study could support marketing approval for DexaSite in the indication of blepharitis for which there is no FDA-approved treatment. In the landmark Phase 3 DOUBle study, DexaSite demonstrated a highly significant treatment effect at day 15 in the complete resolution of the clinical symptom of irritation. An additional patient quality-of-life questionnaire further supported the irritation results outcome. InSite believes this is the first time a significant improvement in a blepharitis clinical symptom has been achieved in a Phase 3 setting.

At the end of September, InSite executed post-Phase 3/pre-Marketing Authorization Application (MAA) meetings with key European Health Authorities to discuss the positive DexaSite results from its two Phase 3 studies (2008 and 2013). The company is currently working to finalize the minutes of those meetings, and we have committed to share with the FDA the results of all European blepharitis meetings, including all final meeting minutes, in an effort to harmonize the regulatory approach. A similar post-Phase 3/pre-NDA meeting is scheduled with the FDA to discuss the positive DexaSite results from its two Phase 3 studies on December 15th.

•	In October 2014, InSite entered into a Securities Purchase Agreement whereby it agreed to sell 12% Senior Secured Notes in an aggregate principal amount of up to $15 million and issue warrants to purchase shares of the Company’s common stock. At the time the agreement was executed, InSite sold and issued Notes having an aggregate principal amount equal to $2.4 million and issued warrants to purchase an aggregate of 2,053,169 shares of its common stock at an exercise price of $0.33 per share pursuant to the Securities Purchase Agreement. As of November 5, 2014, the purchasers under the Securities Purchase Agreement were committed to purchase an additional $4.7 million in aggregate principal amount of the Notes at the option of the company.

Third Quarter 2014 Results Summary

Total revenues were $0.4 million for the third quarter of 2014 compared to $5.3 million for the same period in 2013. In the third quarter of 2014, revenues included earned royalties for net sales of AzaSite of $0.3 million. In the third quarter of 2013, revenues included $1.1 million in AzaSite earned royalties and a $3.7 million minimum royalty true-up for AzaSite.

Research and development (R&D) expenses for the third quarter of 2014 were $1.9 million compared to $2.5 million in the same period in 2013. In the third quarter of 2014, R&D expenses primarily related to preparations to file an NDA for BromSite with the FDA in the first quarter of 2015. In the third quarter of 2013, R&D expenses were predominantly driven by the second BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the third quarter of 2014 were $1.2 million compared to $1.3 million in the same period in 2013. The decrease in G&A was due to slightly higher legal fees in 2013 for international license agreements.

Interest expense and other, net for the third quarter of 2013 was $1.9 million. There was no interest expense for the third quarter of 2014 as a result of the repurchase and cancellation of the AzaSite Notes in June 2014.

Net loss for the third quarter of 2014 was $3.3 million, or $0.02 per share, compared to net income of $0.6 million, or less than $0.01 per share, in the third quarter of 2013. In the third quarter of 2013, there was a minimum royalty obligation of $4.8 million on net sales of AzaSite from Merck, the obligation terminated in September 2013.

As of September 30, 2014, InSite had cash and cash equivalents of $0.3 million. Total cash usage in the third quarter of 2014 was $2.1 million. InSite expects that cash on hand, anticipated cash flow from operations and the net proceeds from existing debt financing arrangements will only be adequate to fund operations until March 2015. Additional funding is being sought through the aforementioned debt financing, collaborative or other partnering arrangements, equity financing, and from other sources.

Conference Call Today

InSite management will host a conference call today, November 5, 2014, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss third quarter 2014 financial results.

Analysts and investors can participate in the conference call by dialing 888-713-4218 for domestic callers and 617-213-4870 for international callers using the pass code 448 749 52#. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 28655755.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on InSite’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Inc.; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is also advancing AzaSite Plus™, a novel ophthalmic therapeutics through Phase 3 clinical studies for the treatment of eye infections, and is preparing two new drug applications (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA): BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery and DexaSite™ for the treatment of blepharitis. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the length of time that InSite’s cash is expected to fund its operations; InSite’s plans and expectations with respect to raising additional funds to fund its operations; the status of InSite’s clinical trials; the expected timing of filing NDAs with the FDA for BromSite and DexaSite; InSite’s plans with respect to AzaSite Plus and DexaSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration of certain of InSite’s patents; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to raise additional funding in sufficient amounts and on acceptable terms to continue its operations beyond March 2015; that InSite may not be successful in filing NDAs for BromSite and DexaSite with the FDA on its anticipated schedule or at all; InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA, European regulatory bodies or other regulatory bodies, may not agree with InSite’s proposed pathway for the future development or regulatory approval of its products, including BromSite, DexaSite or AzaSite Plus; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating its DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, such information speaks only as of the date of its release and InSite undertakes no obligation to update the information set forth in such forward-looking statements. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau

Chief Financial Officer

510-747-1220

mail@insite.com

Media and Investor Inquiries

BCC Partners

Susan Pietropaolo

845-638-6290; 201-923-2049 (cell)

Karen L. Bergman

650-575-1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™, DexaSite™ and BromDex™are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2014 and 2013

(in thousands, except per share amounts; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues	$360	$5,254	$7,862	$29,754

Expenses:
Research and development	1,901	2,526	6,983	9,370
General and administrative	1,215	1,279	4,555	4,356
Cost of revenues, principally royalties to third parties	158	130	455	382

Total expenses	3,274	3,935	11,993	14,108

Income (loss) from operations	(2,914)	1,319	(4,131)	15,646
Gain on extinguishment of debt	—	—	35,999	—
Interest expense and other, net	—	(1,924)	(3,207)	(6,084)
Change in fair value of warrant liability	(365)	1,184	529	1,212

Net income (loss)	$(3,279)	$579	$29,190	$10,774

Net income (loss) per share:
Basic	$(0.02)	$0.00	$0.22	$0.08

Diluted	$(0.02)	$0.00	$0.22	$0.08

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	131,951	132,342	132,379	132,457

Condensed Consolidated Balance Sheets

At September 30, 2014 and December 31, 2013

(in thousands; unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Cash, cash equivalents and short-term investments	$330	$8,251
Receivables, prepaid expenses and other current assets	486	2,235
Property and equipment, net	1,678	1,431
Debt issuance costs, net	—	2,248

Total assets	$2,494	$14,165

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$4,458	$4,444
Deferred revenues	1,000	7
Warrant liability	1,156	1,685
Lease incentive	1,161	1,076
Accrued interest	—	826
Non-recourse secured notes payable	—	41,281
Stockholders’ deficit	(5,281)	(35,154)

Total liabilities and stockholders’ deficit	$2,494	$14,165